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Ex-12



                                                              IDACORP
                                              Consolidated Financial Information
                                              Ratio of  Earnings to Fixed Charges

                                                                                                             Twelve Months
                                                                Twelve Months Ended December 31,                 Ended
                                                                (Thousands of Dollars)                          March 31,
                                                   1994        1995        1996        1997        1998          1999
Earnings, as defined:
    Income before income taxes.................. $101,775    $127,342    $135,247     $133,570    $133,806    $138,831
    Adjust for distributed income of equity
      investees.................................      326      (2,058)     (1,413)      (3,943)     (4,697)     (7,490)
    Equity in loss of equity method investments.        0           0           0            0         458         611
    Minority interest in losses of majority
    owned subs................................          0           0           0            0        (125)       (102)
    Fixed charges, as below.....................   66,324      70,215      70,418       69,634      69,923      70,504

        Total earnings, as defined.............. $168,425    $195,499     $204,252    $199,261    $199,365    $202,354

Fixed charges, as defined:
    Interest charges............................  $54,433     $56,456      $57,348     $60,761     $60,677     $61,179
    Preferred stock dividends of subsidiaries-
      gross up-Idcrp rate.......................   11,097      12,834       12,079       7,891       8,445       8,391
    Rental interest factor......................      794         925          991         982         801         934

        Total fixed charges, as defined.........  $66,324     $70,215      $70,418     $69,634     $69,923     $70,504

Ratio of earnings to fixed charges..............    2.54x       2.78x        2.90x       2.86x       2.85x       2.87x

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